ECD OVONICS REPORTS FISCAL YEAR 2005 OPERATING RESULTS
              ------------------------------------------------------

                      UNITED SOLAR OVONIC SUBSIDIARY ACHIEVES
                       RECORD PRODUCT SALES AND PRODUCTION

ROCHESTER HILLS, Mich., Sept. 12, 2005 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) today reported financial results for the fiscal year ended June 30, 2005. The Company reported income from continuing operations of $49.5 million on revenues of $156.6 million, compared to a loss from continuing operations of $49.2 million on revenues of $66.3 million in fiscal year 2004. On a per-share basis, the income was $1.70 (fully diluted) in 2005 compared to a loss of $2.15 in 2004.

The table below summarizes the Company's operating results (in thousands, except per-share amounts):

                                                   Year Ended June 30,    Quarter Ended June 30,
                                                   --------------------   ----------------------
                                                     2005        2004         2005      2004
                                                   --------    --------     --------  --------
Revenues
    Product sales                                  $ 51,944    $ 33,808     $ 15,626   $ 11,188
    Royalties                                         5,332       2,522        1,586        478
    Revenues from product development agreements     17,653      29,221        2,963      8,039
    Revenues from license agreements                 80,784         125          538         50
    Other                                               857         580          195        108
                                                   --------    --------     --------   --------
Total revenues                                      156,570      66,256       20,908     19,863

Expenses                                            113,187     114,792       28,142     30,511
                                                   --------    --------     --------   --------

Income (loss) from operations                        43,383     (48,536)      (7,234)   (10,648)

Other income (expense)
    Interest income                                   1,400         714          805         79
    Interest expense                                   (777)     (1,314)        (235)      (400)
    Equity loss in joint ventures                      (100)       (644)        -          -
    Impairment loss in Rare Earth Ovonic - China     (1,710)       -            -          -
    Distribution from joint venture                   8,000        -            -          -
    Gains on sales of investments                      -            364         -          -
    Other nonoperating income                            91         224           14         49
                                                   --------    --------     --------   --------
  Total other income (expense)                        6,904        (656)         584       (272)
                                                   --------    --------     --------   --------

Net income (loss) from continuing operations
  before income taxes and extraordinary item         50,287     (49,192)      (6,650)   (10,920)

Income taxes                                            825        -             (19)      -
                                                   --------    --------     --------   --------

Net income (loss) from continuing operations
  before extraordinary item                          49,462     (49,192)      (6,631)   (10,920)

Discontinued operations, net of tax
  benefit in 2005                                    (1,393)     (2,230)        (269)      (538)

Extraordinary item, net of tax                        2,263        -              (3)      -
                                                   --------    --------     --------   --------
Net Income (loss)                                  $ 50,332    $(51,422)    $ (6,903)  $(11,458)
                                                   ========    ========     ========   ========

Basic net income (loss) per share
    Continuing operations                          $   1.80    $  (2.06)    $   (.22)  $   (.42)
    Discontinued operations                            (.05)       (.09)        (.01)      (.02)
    Extraordinary item                                  .08        -            -          -
                                                   --------    --------     --------   --------
Basic net income (loss) per share                  $   1.83    $  (2.15)    $   (.23)  $   (.44)
                                                   ========    ========     ========   ========

Diluted net income (loss) per share
    Continuing operations                          $   1.67    $  (2.06)    $   (.22)  $   (.42)
    Discontinued operations                            (.05)       (.09)        (.01)      (.02)
    Extraordinary item                                  .08        -            -           -
                                                   --------    --------     --------   --------
Diluted net income (loss) per share                $   1.70    $  (2.15)    $   (.23)  $   (.44)

                                                   ========    ========     ========   ========

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"A major contributor to the increased income and revenue for 2005 was $79.5 million in revenue from a license agreement," said Robert C. Stempel, Chairman and CEO. "This one-time, noncash event is consistent with our business strategy of monetizing our intellectual property, which is historically carried at zero on our balance sheet."

For the year ended June 30, 2005, United Solar Ovonic sold 16.0MW ($50.8 million) of PV systems - an 84% increase over 2004 sales. Additionally, United Solar Ovonic has a six-month order backlog valued at $51 million. In response to growing demand for its UNI-SOLAR(R) products, United Solar Ovonic broke ground for its second state-of-the-art solar module manufacturing plant in Auburn Hills, Mich., to double its solar cell/module manufacturing capacity. Occupancy of the new facility is scheduled for May 2006, and it is anticipated that the plant will begin manufacturing products in the fall of 2006 following optimization of the manufacturing equipment.

Cobasys, a joint venture between ECD Ovonics and Chevron, announced that it has received battery pack purchase orders for hybrid vehicle applications from world class automotive companies. These battery systems will be "plug and play" integrated solutions manufactured and assembled at Cobasys' Springboro, Ohio, facility to meet customer program timing. Cobasys also confirmed that it is in the advanced stages of hybrid vehicle prototype development and testing for several transportation and vehicle manufacturing companies located in North America, Europe and Asia.

"ECD Ovonics is well positioned to capitalize upon the current government and consumer focus on new sources of energy," Stempel said. "We're extremely pleased with the pace of production and shipments at United Solar Ovonic. In the fourth quarter, we manufactured a record level 5.7MW of products with a sales value of $18 million and we're now running essentially at our rated production capacity of 25MW."

"At the same time, Cobasys' success in winning purchase orders for its proprietary NiMH battery system solutions for the automotive markets is another big plus for our business," continued Stempel. "Cobasys' ongoing work in hybrid vehicle prototype development will hopefully lead to more opportunities down the road."

Revenues in the quarter ended June 30, 2005 increased by $1.0 million compared to the same quarter in 2004 while expenses decreased by $2.4 million, thereby reducing the operating loss by $3.4 million and reflecting the impact of the Company's restructuring and cost-reduction efforts. Sales of PV products by United Solar Ovonic increased to $14.1 million in the 2005 quarter compared to $9.3 million in the 2004 quarter, an increase of 50%. At the same time, United Solar Ovonic's gross profit improved $4.9 million to $2.4 million in the 2005 quarter compared to a gross loss of $2.5 million last year. The improvement reflects improved factory utilization in the 2005 quarter and significantly reduced variable costs.

ECD Ovonics went from a net loss from continuing operations of $49.2 million in fiscal 2004 to a net income from continuing operations of $49.5 million in the same period of 2005. Primary contributors to the change in net income were as follows:

      o United Solar Ovonic had a gross profit of $4.4 million in 2005 versus a gross loss of $6.3 million last year.

      o For the fiscal year 2005, net income was favorably impacted by a one-time noncash revenue of $79.5 million realized by the Company for the additional rights licensed to Cobasys and by an $8.0 million distribution from Cobasys to partially reimburse the Company for legal expenses in connection with the patent litigation resolution in July 2004. The license revenue was in the form of an option (exercised in May 2005) granted by Chevron to the Company to purchase 4,376,633 shares of common stock at a price of $4.55 per share.

      o In December 2004, the Company received $2.3 million, net of taxes, in connection with the transfer of Chevron's interest in Ovonic Hydrogen, which the Company recognized as an extraordinary item (gain) in fiscal year 2005.

      o Partially offsetting the above, ECD Ovonics had $2.7 million in expenses in fiscal year 2005 related to Sarbanes-Oxley compliance, an increase of $2.2 million over 2004.

Additional information about the Company and its consolidated financial results can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which will be filed with the Securities and Exchange Commission and available on the Company's website on or about September 13, 2005.

ECD Ovonics will hold a conference call on Monday, September 12, 2005 at 4:45 p.m. (Eastern Time) to discuss operating results for its fourth quarter and fiscal year 2005. To access the conference call, please call (877) 858-2512 or
(706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the Company's website at www.ovonic.com. A replay of the call will be available approximately one hour after the conclusion of the call through September 15, 2005, at (800) 642-1687 or (706) 645-9291. Callers should use conference ID #9319027 to access the conference call and the replay.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
--------
Stephan Zumsteg, Vice President and CFO              Bruce MacDonald
Ghazaleh Koefod, Investor Relations                  Liebler!MacDonald
Energy Conversion Devices, Inc.                      248.233.8062
248.293.0440